Exhibit 10.2

SIXTH AMENDMENT TO OFFICE LEASE

This Sixth Amendment to Office Lease (this “Sixth Amendment”), dated July 23, 2025 (the “Sixth Amendment Effective Date”), is made by and between DE PARK AVENUE 10880, LLC, a Delaware limited liability company (“Landlord”), with offices at 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, and PUMA BIOTECHNOLOGY, INC., a Delaware corporation (“Tenant”), with offices at 10880 Wilshire Boulevard, Suite 1700, Los Angeles, California 90024.

WHEREAS,

A.    Landlord, pursuant to the provisions of that certain Office Lease dated October 4, 2011 (the “Original Lease”), as amended by that certain Lease Term Commencement Letter dated January 10, 2012 (the “Term Commencement Letter 1”), that certain First Amendment dated November 28, 2012 (the “First Amendment”), that certain Lease Term Commencement Letter dated January 9, 2013 (the “Term Commencement Letter 2”), that certain Second Amendment dated December 3, 2013 (the “Second Amendment”), that certain Lease Term Commencement Letter dated January 14, 2014 (the “Term Commencement Letter 3”), that certain Third Amendment dated March 18, 2014 (the “Third Amendment”), that certain Fourth Amendment dated July 31, 2015 (the “Fourth Amendment”), and that certain Fifth Amendment to Office Lease dated October 27, 2017 (the “Fifth Amendment”), leases to Tenant and Tenant leases from Landlord space in the property located at 10880 Wilshire Boulevard, Los Angeles, California 90024 (the “Building”), commonly known as Suites 1700, 2000, 2020, 2050, 2100 and 2150 (collectively, the “Existing Premises”);

B.    The Extended Term of the Original Lease, as amended, expires at 11:59 p.m. on March 31, 2026, which Extended Term Landlord and Tenant wish to hereby extend;

C.    Tenant wishes to reduce its occupancy within the Building to exclude office space from the Existing Premises, commonly known as Suites 2000, 2020, 2050, 2100 and 2150 (the “Returned Premises”), and continue to lease Suite 1700, which consists of approximately 26,679 square feet of Rentable Area (the “Remaining Premises”) as shown on Exhibit A, which reduction Landlord has conditionally permitted, contingent upon Tenant's acceptance of and compliance with the provisions of this Sixth Amendment; and

D.    Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.           Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Sixth Amendment. The Original Lease, as modified by the Term Commencement Letter 1, the First Amendment, the Term Commencement Letter 2, the Second Amendment, the Term Commencement Letter 3, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Sixth Amendment, shall hereinafter be referred to as the “Lease.”

2.           Extension of Extended Term. The Extended Term of the Lease (with respect to the Remaining Premises) is hereby extended for a period of five (5) years and five (5) months (the “Second Extended Term”), from and including April 1, 2026 (the “Effective Date”), through and including 11:59 p.m. on August 31, 2031 (the “Termination Date”).

3.           Surrender of Returned Premises. Tenant shall vacate the Returned Premises no later than March 31, 2026 (the “Surrender Date”), and shall tender possession thereof to Landlord in accordance with Article 15 of the Original Lease. If Tenant vacates the Returned Premises, but leaves any property, trash or debris therein, or if there is any damage to the Returned Premises beyond reasonable wear and tear, then the costs incurred by Landlord in the removal or repair of such items, as the case may be, shall be billed directly to Tenant as Additional Rent or, at Landlord’s option, deducted from Tenant’s Security Deposit.

SIXTH AMENDMENT TO OFFICE LEASE

3.1.    Mutual Release of Liability and Claims. Contingent upon Landlord and Tenant fully performing the covenants and provisions contained herein and, in the Lease, then, except as otherwise contained herein, on the Surrender Date, Landlord and Tenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Lease with respect to the Returned Premises.

Tenant, for itself, and on behalf of any third party claiming by, on behalf of or after Tenant, hereby releases any rights or claims to occupancy of the Returned Premises and/or any benefit thereof, arising out of or in connection with the Lease after the Surrender Date.

3.2.    Disclaimer. The Original Lease provides in Article 4 for payment of the amount due for Tenant’s Share of Expenses and Taxes periodically on an estimated basis with adjustment to the actual amounts due at some time in the future. Tenant has not received a final calculation of the actual amount due for the period of time ending on the Surrender Date with respect to the Returned Premises. Accordingly, Tenant understands and agrees that:

a)    Landlord's estimate or allocation of anticipated increases in the amount due for Tenant’s Share of Expenses and Taxes is only an estimate by Landlord and is not intended nor shall be construed as a limitation or ceiling upon the actual amounts which may be due;

b)    Tenant shall be solely responsible for payment of Tenant’s Share of Expenses and Taxes with respect to the Returned Premises through and including the Surrender Date by virtue of such adjustments and shall be solely entitled to any refunds resulting from such adjustments, even if such calculations are rendered to Tenant by Landlord after the Surrender Date; and

c)    The final reconciliation of the amount due for Tenant’s Share of Expenses and Taxes shall not be completed until after the year end of the calendar year for which such computations are to be made, after which computation has been completed, Landlord shall notify Tenant of any adjustment in Additional Rent due for the balance of the Term with respect to the Returned Premises, computed to and including the Surrender Date.

3.3.    Subleases. The parties acknowledge and agree that Landlord has consented to the following active subleases affecting the Existing Premises according to the following “Subleases Table”:

Subleases Table

Subtenant	Space	Sublease Termination Date
Sunset West Legal Group, PC	Suite 2100	March 31, 2026
Quill and Arrow LLP	Suites 2000, 2020, 2050	March 31, 2026

4.           Reduction of Existing Premises. As of the Effective Date, (i) the Usable Area of the Existing Premises shall decrease from approximately 55,607 square feet to approximately 22,900 square feet and the Rentable Area of the Existing Premises shall decrease from approximately 67,236 square feet to approximately 26,679 square feet, and (ii) the definition of the Existing Premises shall be revised to exclude the Returned Premises, and wherever in the Lease the word Premises is found, it shall thereafter refer to the Remaining Premises. The Base Rent and Tenant’s Share of increases in Expenses and Taxes for the Remaining Premises shall be revised subject to the terms of this Sixth Amendment.

Landlord engaged an independent third-party space plan audit firm to measure the Usable Area of the Remaining Premises using the 2017 ANSI/BOMA Standard published collectively by the AmericanNational Standards Institute and the Building Owners’ and Managers’ Association (“ANSI/BOMA Standard”) as a guideline. Based upon such re-measurement Landlord has been advised that the accurate Usable Area of the Remaining Premises is approximately 22,900 square feet. Based on Landlord’s deemed load factor as indicated herein below, the Rentable Area of the Remaining Premises is hereby agreed to be approximately 26,679 square feet.

SIXTH AMENDMENT TO OFFICE LEASE

Landlord and Tenant agree that Landlord is utilizing an add-on factor of 16.50% to compute the Rentable Area of the Remaining Premises. Rentable Area herein is calculated as 1.1650 times the estimated Usable Area, regardless of what the actual square footage of the common areas of the Building may be, and whether or not they are more or less than 16.50% of the total estimated Usable Area of the Building. The purpose of this calculation is solely to provide a general basis for comparison and pricing of this space in relation to other spaces in the market area.

5.           Base Rent. The Base Rent payable by Tenant for the Remaining Premises shall be as follows:

Period	Monthly Installment of Base Rent
April 1, 2026 through March 31, 2027	$101,380.20
April 1, 2027 through March 31, 2028	$104,928.51
April 1, 2028 through March 31, 2029	$108,601.00
April 1, 2029 through March 31, 2030	$112,402.04
April 1, 2030 through March 31, 2031	$116,336.11
April 1, 2031 through August 31, 2031	$120,407.88

All payments of Base Rent shall be made in immediately available funds.

Tenant shall be permitted to defer one hundred percent (100%) of the Base Rent due for the months of April 2026, May 2026, June 2026, July 2026 and August 2026 (collectively, the amount of Base Rent deferred shall be referred to herein as the “Rent Deferral Amount”). So long as Tenant has not committed a material default during the Second Extended Term, which material default continues after the expiration of any notice and cure periods, the entire Rent Deferral Amount shall be abated and forgiven as of the Termination Date; provided, however, that if Tenant does commit a material default during the Second Extended Term, which material default continues after the expiration of any notice and cure periods, and whether or not such material default is cured after the expiration of any notice and cure periods, then (a) Tenant shall pay to Landlord upon demand the entire Rent Deferral Amount due for the months of the Second Extended Term prior to the occurrence of such material default, and (b) Tenant shall not be entitled to any additional or future deferral of Base Rent.

6.           Security Deposit. Landlord acknowledges that it currently holds the sum of $36,434.00 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Second Extended Term, unless otherwise applied pursuant to the provisions of the Lease. Concurrent with Tenant’s execution and tendering to Landlord of this Sixth Amendment, Tenant shall tender the sum of $83,973.88, which amount Landlord shall add to the Security Deposit already held by Landlord, so that thereafter, throughout the Second Extended Term, provided the same is not otherwise applied, Landlord shall hold a total of $120,407.88 as a Security Deposit on behalf of Tenant.

Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article 19 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party. As used herein a “Tenant Party” shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

SIXTH AMENDMENT TO OFFICE LEASE

7.           Letter of Credit. Landlord is the beneficiary under a certain Letter of Credit as defined in Section 6 of Exhibit F to the Original Lease. Within thirty (30) days following the Effective Date, and provided Tenant is not then in material uncured default after the expiration of time and the opportunity to cure, Landlord shall return the Letter of Credit to the issuing bank for cancellation and the Letter of Credit shall have no further force or effect after such date of cancellation.

8.           Allowance for FF&E. Landlord shall provide Tenant with a reimbursement allowance of up to $40,000.00 (the “FF&E Allowance”), which amount may be used solely for (i) the purchase and installation of furniture, fixtures and equipment (including a card reader system) reasonably required by Tenant for its use and occupancy of the Remaining Premises, (ii) the purchase and installation of technology-related materials and services reasonably required by Tenant for its use and occupancy of the Remaining Premises, such as computer, data, and telephone cabling and wiring, and (iii) costs associated with relocating Tenant’s furniture, fixtures and equipment to the Remaining Premises. Landlord shall disburse the FF&E Allowance within thirty (30) days after Landlord’s receipt of paid invoices for the materials and services purchased by Tenant (the “FF&E Invoices”), except that the FF&E Allowance shall not be available to Tenant until the Effective Date. Tenant shall submit a single request for reimbursement and such request shall be submitted in writing not later than ninety (90) days after Tenant purchases such materials and services. If any portion of the FF&E Allowance is not used by Tenant, Landlord shall retain such amount and Tenant shall relinquish any right to such amount not used. Landlord shall not have the obligation to disburse the FF&E Allowance (or any portion thereof) to Tenant for any FF&E Invoices received by Landlord on or after October 1, 2026 or at any time a default has occurred and is continuing.

9.           Base Year. As of the Effective Date, the Base Year shall be calendar year 2026; provided Tenant shall not be obligated to pay, nor shall Tenant accrue charges for Tenant’s Share of Expenses and Taxes until the first calendar day of the thirteenth (13th) full calendar month of the Second Extended Term. In determining the Base Year expenses, the Base Year expenses shall be calculated as if the Building were ninety-five percent (95%) occupied.

10.          Tenant’s Share. As of the Effective Date, Tenant’s Share for the Remaining Premises shall be 4.70% (based upon a total of 487,701 usable square feet in the Building).

11.          Parking. Notwithstanding any provision of the Lease to the contrary, as of the Effective Date, Tenant shall have right, but not the obligation, to purchase up to two (2) reserved parking permits and sixty- seven (67) unreserved parking permits. The rates chargeable to Tenant for Building parking permits shall be at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes, provided that such rates may be changed from time to time, in Landlord’s sole discretion. All other terms of Tenant’s parking shall be as provided in Article 24 of the Original Lease, as supplemented by the Building rules and regulations specified in the Lease. Notwithstanding the foregoing, Tenant will reserve the right to convert one (1) unreserved parking permit into one (1) additional reserved parking permit, on a month-to-month basis, subject to availability.

12.          Option to Extend Term. The Extension Option to extend the Term of the Lease set forth in Section 3 of Exhibit F to the Original Lease shall continue to apply during the Second Extended Term. References in said Section 3 to “Expiration Date” shall mean and refer to the Termination Date and references to “Extension Term” shall mean and refer to the “Third Extended Term.”

13.          Acceptance of Premises. Tenant acknowledges that (i) it is in possession of the Existing Premises, and (ii) to Tenant’s actual knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Remaining Premises, which is already improved. Therefore, except as provided under the Lease and this Sixth Amendment, including, but not limited to, the Improvements to be completed as set forth in Exhibit B attached hereto, Tenant accepts the Remaining Premises in its “as-is” condition; provided, that Landlord’s installation of the Improvements shall not entitle Tenant to any set-off or rent abatement other than as stipulated in this Sixth Amendment. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, Remaining Premises or the Building for the purposes intended by Tenant other than expressly provided under the Lease, including, but not limited to, this Sixth Amendment.

SIXTH AMENDMENT TO OFFICE LEASE

14.          Allowance for Cosmetic Improvements. Landlord shall provide Tenant with a reimbursement allowance of up to $133,395.00 (the “Cosmetic Improvements Allowance”), which amount may be used solely for cosmetic improvements in the Remaining Premises that shall not require a permit or structural work. Landlord shall disburse the Cosmetic Improvements Allowance within thirty (30) days after Landlord’s receipt of paid invoices for the materials and services purchased by Tenant and such other documentation reasonably requested by Landlord (the “Cosmetic Improvement Invoices”), except that the Cosmetic Improvements Allowance shall not be available to Tenant until the Effective Date. Tenant shall submit a single request for reimbursement and such request shall be submitted in writing not later than ninety (90) days after Tenant purchases such materials and services. If any portion of the Cosmetic Improvements Allowance is not used by Tenant, Landlord shall retain such amount and Tenant shall relinquish any right to such amount not used. Landlord shall not have the obligation to disburse the Cosmetic Improvements Allowance (or any portion thereof) to Tenant for any Cosmetic Improvement Invoices received after April 1, 2028 (the “Cosmetic Allowance Reimbursement Deadline”) or at any time a default has occurred and is continuing.

15.          Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Sixth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Sixth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so. Each party represents that it has obtained any third party consents that it is required to obtain in order to enter into this Sixth Amendment.

16.          Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Sixth Amendment other than Douglas Emmett Management, LLC. and LA Realty Partners. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant’s execution of this Sixth Amendment.

17.          Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Sixth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord's counsel-of- record or leasing or sub-leasing broker of record.

18.          Governing Law. The provisions of this Sixth Amendment shall be governed by the laws of the State of California.

19.          Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease constitutes the entire agreement by and between Landlord and Tenant relating to the Existing Premises and the Reduction Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

SIXTH AMENDMENT TO OFFICE LEASE

20.          Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist (“CASp”) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

21.          Estoppel. Landlord affirms by execution of this Sixth Amendment that to the actual knowledge of Landlord, without any implied, imputed, or constructive knowledge of the undersigned, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries, or review any materials, as of the Sixth Amendment Effective Date: (i) the Lease is in full force and effect and Landlord does not have any presently existing claims against Tenant or any offsets against any amounts due under the Lease, and (ii) there are no defaults of Tenant under the Lease and there are no existing circumstances which with the passage of time or giving of notice (or both the passage of time and giving of notice) would give rise to a default by Tenant under the Lease.

23.          Submission of Document. The submission of this Sixth Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Sixth Amendment for Tenant’s review and/or signature, (b) this Sixth Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Sixth Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Sixth Amendment be valid, binding on the parties and/or in effect unless and until this Sixth Amendment has been fully executed by Landlord and Tenant and such fully-executed Sixth Amendment has been delivered to Tenant.

24.          Digital Counterparts. This Sixth Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Sixth Amendment as fully-executed (such as in a portable document format (.pdf)) or DocuSign when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Sixth Amendment, and such digital image of this Sixth Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

25.          Notices. The address of Landlord for notices shall be the following:

1299 Ocean Avenue, Suite 1000

Santa Monica, California 90401

Attention: Senior Vice President of Property Management

[Signatures Appear on the Following Page]

SIXTH AMENDMENT TO OFFICE LEASE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:	TENANT:
DE PARK AVENUE 10880, LLC, a Delaware limited liability company	PUMA BIOTECHNOLOGY, INC., a Delaware corporation

By: Andrew Goodman	By: /s/ Alan Auerbach
SVP, Leasing	Name: Alan Auerbach
Title: CEO
Dated: 7/24/2025
Dated: 7/23/2025

EXHIBIT A – REMAINING PREMISES PLAN

A-1

EXHIBIT B

IMPROVEMENT CONSTRUCTION AGREEMENT

This Exhibit B shall set forth the terms and conditions relating to the renovation of the tenant improvements in the Remaining Premises. This Exhibit B is essentially organized chronologically and addresses the issues of the construction of the Remaining Premises, in sequence, as such issues will arise.

SECTION 1

PLANS

Landlord’s contractor shall construct certain improvements in the Remaining Premises pursuant to that certain space plan attached hereto as Schedule 1 (collectively, the "Plans"), which has been approved by Landlord and Tenant. The work described in the Plans shall be referred to as the "Improvements". Unless specifically noted to the contrary on the Plans, the Improvements shall be constructed using Building- standard quantities, specifications and materials as determined by Landlord. If determined by Landlord to be necessary based upon the Plans, Landlord shall cause its architect to prepare detailed plans and specifications for the Improvements ("Working Drawings"). Landlord shall forward the Working Drawings, if any, to Tenant for Tenant's approval. Tenant shall approve or reasonably disapprove any draft of the Working Drawings within three (3) business days after Tenant's receipt thereof; provided, however, that (i) Tenant shall not be entitled to disapprove any portion, component or aspect of the Working Drawings which are consistent with the Plans unless Tenant agrees to pay for the additional cost (if any) resulting from such change in the Plans as part of the Over-Allowance Amount pursuant to Section 2 below, and (ii) any disapproval of the Working Drawings by Tenant shall be accompanied by a detailed written explanation of the reasons for Tenant's disapproval. Failure of Tenant to reasonably disapprove any draft of the Working Drawings within said three (3) business day period shall be deemed to constitute Tenant's approval thereof. The Working Drawings, as approved by Landlord and Tenant, may be referred to herein as the "Approved Working Drawings" Tenant shall make no changes or modifications to the Plans or the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would directly or indirectly delay the substantial completion of the Improvements in the Remaining Premises or increase the cost of designing or constructing the Improvements.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event any revisions, changes, or substitutions are made at the request of Tenant or with Tenant's consent to the Plans or the Approved Working Drawings (if any) or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be considered to be an "Over- Allowance Amount." The Over-Allowance Amount shall be paid by Tenant to Landlord, as Additional Rent, within three (3) business days after Tenant's receipt of invoice therefor. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord's contribution to the construction of the Improvements.

SECTION 3

RETENTION OF CONTRACTOR;

WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant, on a non-exclusive basis, to the extent assignable, all warranties and guaranties by the contractor who constructs the Improvements (the "Contractor") relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. The Contractor shall be designated and retained by Landlord to construct the Improvements.

SECTION 4

TENANT'S COVENANTS; TENANT DELAY

Tenant shall cooperate with Landlord, Landlord’s Building management and Landlord’s space planner (or the person acting in the capacity of space planner) as reasonably required by Landlord, the architect or any of Landlord’s contractors. As used in this Sixth Amendment, “Tenant Delay” shall mean any delay in the design or construction of the Improvements which is due to any act or omission of Tenant or any Tenant Party, and which directly impacts the critical path of construction of the Improvements, regardless of whether such act or omission is wrongful, negligent or otherwise. A “Tenant Delay” shall include, but shall not be limited to (i) the failure of Tenant or Tenant Party to comply with any design or construction schedule or other provision expressly set forth in this Sixth Amendment (including, without limitation, this Exhibit B) requiring Tenant or any Tenant Party to respond to, review, authorize or approve any matter, or perform an obligation (including, without limitation, the obligation to pay, when due, any amounts required to be paid by Tenant pursuant to the Lease or to participate in any design or construction meetings or inspections of which Tenant or the Tenant Party had reasonable notice) within the time period specified in this Sixth Amendment or in any written notice; (ii) any delay attributable to any changes in or additions to the Plans;

(iii) any delay attributable to the inclusion in the Improvements or changes requested or approved by Tenant or finishes, fixtures, millwork, carpet and other materials or services that are not locally available, or are above standard office improvements; (iv) any delay caused by any Tenant Work (as such term is defined in Section 6.3 below) or (v) the failure to comply with any of the terms of this Exhibit B.

SECTION 5

INTENTIONALLY OMITTED

SECTION 6

MISCELLANEOUS

6.1    Tenant's Representative. Tenant has designated Keith Harding, Director of Human Resources as its sole representative with respect to the matters set forth in this Exhibit B, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Exhibit B.

6.2    Landlord's Representative. Landlord has designated Jason Gold as its sole representative with respect to the matters set forth in this Exhibit B, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Exhibit B.

6.3    Tenant Work. Any work not shown in the Plans, including but not limited to, data and telephone cabling and equipment, furnishings, installation of Tenant’s trade fixtures or cabinetry (collectively “Tenant Work”), shall be separately contracted and paid for by Tenant. Tenant shall obtain Landlord’s prior written approval of Tenant’s suppliers and contractors prior to commencement of any of Tenant Work, which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord’s consent is granted, then as a condition to such consent and prior to the commencement of any Tenant Work, Tenant shall submit a schedule to Landlord for its review and approval, which schedule shall detail the timing and purpose (e.g., a description of the work proposed to be performed) of Tenant Work. Tenant shall comply with any reasonable adjustments to Tenant’s proposed schedule requested by Landlord. If the performance of any Tenant Work interferes with the construction of the Improvements or otherwise delays completion of the Improvements, the same shall be deemed a Tenant Delay under this Sixth Amendment. Subject to the foregoing, Landlord shall give reasonable access to Tenant’s suppliers and contractors so as to achieve timely completion of any Tenant Work, provided that such suppliers and contractors shall be under the reasonable administrative control and supervision of Landlord. During completion of any Tenant Work, neither Tenant or Tenant’s contractor shall permit any sub-contractors, workmen, laborers, material or equipment to come into or upon the Building if the use thereof, in Landlord's reasonable judgment, would violate Landlord’s agreement with any union providing work, labor or services in or about the Building or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. If any material violation, disturbance, interference or conflict occurs, Tenant, upon demand by Landlord, shall immediately cause all contractors or subcontractors or all materials causing the violation, disturbance, interference, difficulty or conflict, to leave or be removed from the Building or the Common Areas immediately. Except to the extent arising out of Landlord’s gross negligence or willful misconduct, Tenant shall indemnify and hold Landlord harmless from and against all claims, suits, demands, damages, judgments, costs, interest and expenses (including attorneys fees and costs incurred in the defense thereof) to which Landlord may be subject or suffer when the same arise out of or in connection with the use of, work in, construction to, or actions in, on, upon or about the Remaining Premises by Tenant or Tenant’s agents, contractors, directors, employees, licensees, officers, partners or shareholders, involving any actions relating to the installation, placement, removal or financing of any Tenant Work, improvements, fixtures and/or equipment in, on, upon or about the Remaining Premises.

6.4    Time of the Essence. Time is of the essence with respect to Tenant's obligations under this Exhibit B. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.

6.5    Completion of Punchlist. Upon completion of the Improvements, the representatives of each of Landlord and Tenant as specified above, shall conduct a joint inspection of the Remaining Premises for the purpose of developing a written “punchlist” of Improvement items, if any, that do not conform to the Plans (the “Punchlist”). Provided that said items were included within Approved Working Drawings, as the case may be (or any change orders approved by Landlord and Tenant), Landlord shall use commercially reasonable efforts to correct those items not yet completed within thirty (30) days after creation of the Punchlist. Tenant’s failure or refusal to participate in such inspection in a timely manner (provided Tenant has received reasonable notice of the readiness of the Remaining Premises for such inspection) or to sign off on the Punchlist, shall constitute Tenant’s waiver of its rights pursuant to this Section 6.5 and the Punchlist as prepared by Landlord, if any, shall be the approved Punchlist hereunder.

SCHEDULE 1

PLANS

S-4